Exhibit 10.1

Conformed Exec Copy

AXCELIS TECHNOLOGIES, INC.

2023 AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Mary G. Puma

The parties to this 2023 Amended and Restated Employment Agreement, dated as of February 24, 2023 (“Agreement”), are AXCELIS TECHNOLOGIES, INC., a Delaware, USA, corporation (the “Company”), and MARY G. PUMA, an individual residing in the State of New Hampshire, USA (the “Executive”). The Company and the Executive are party to an Amended and Restated Employment Agreement effective as of May 24, 2022 (“Current Agreement”). The parties desire to amend and restate the Current Agreement. This Agreement provides for the continued employment of the Executive upon the terms and conditions of set forth herein. The execution and delivery of this Agreement have been duly authorized by the Board of Directors of the Company (the “Board”). This Agreement shall become effective on February 24, 2023 (the “Effective Date”).

 NOW, THEREFORE, the Company and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1.              Employment and Term.

1.1.           Employment. The Company hereby continues to employ the Executive:

(a)	Initially, continuing as the President and Chief Executive Officer of the Company, until the first Board of Directors meeting after the 2023 Annual Meeting of Stockholders (but not later than May 30, 2023); and

(b)	For a one year period commencing on the first Board of Directors meeting after the 2023 Annual Meeting of Stockholders (but not later than May 30, 2023) and ending at the 2024 Annual Meeting of Stockholders (but not later than May 30, 2024), as the Executive Chairperson of the Board of Directors of the Company; accordingly, Executive will be nominated for election at the 2023 Annual Meeting of Stockholders for a further one year term, at the end of which she will retire from the Board; and

(c)	Following Executive’s service as Executive Chairperson, through July 31, 2025, as a senior advisor, using the title “Senior Advisor” or other mutually agreeable title (“Senior Advisor”).

The Executive hereby accepts such continued employment with the Company, for the periods set forth above.

1.2.            Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and end on July 31, 2025.

2.                Duties. The Executive shall devote her best skill and efforts (reasonable sick leave and vacations excepted) to the performance of her duties under this Agreement, as follows:

2.1.            As President and Chief Executive Officer. As President and Chief Executive Officer, the Executive shall report to the Board of Directors and perform duties consistent with her positions.

2.2.            As Executive Chairperson. As Executive Chairperson, the Executive shall report to the Board of Directors of the Company and perform duties agreed upon with the successor Chief Executive Officer, subject to approval by the Board of Directors and as are consistent with the Governance Guidelines adopted by the Board of Directors. It is acknowledged that the Executive Chairperson duties are expected to average less than or equal to 50% of full time service (approximately 20 hours per week). It is expressly understood that some weeks may require more hours and some less, and that the Executive Chairperson will be required to provide services only to the extent requested by the Company. It is also acknowledged that the Executive Chairperson duties will be performed without any ordinary course obligations to be present in the Company’s facilities in Beverly, Massachusetts or elsewhere, except as may be specifically agreed by Executive.

2.3.            Senior Advisor. As Senior Advisor (following her retirement from service as a Board member), the Executive shall report to the successor Chief Executive Officer of the Company and perform duties agreed upon with the successor Chief Executive Officer. It is acknowledged that the Senior Advisor duties are expected to average less than or equal to 12.5% of full time service (approximately 5 hours per week). It is expressly understood that some weeks may require more hours and some less, and that the Senior Advisor will be required to provide services only to the extent requested by the Company. It is also acknowledged that the Senior Advisor duties will be performed without any ordinary course obligations to be present in the Company’s facilities in Beverly, Massachusetts or elsewhere, except as may be specifically agreed by Executive.

2.4.            Other Activities. In addition, the Executive may devote reasonable periods required for (i) serving as a director or member of a committee of any organization involving no conflict of interest with the interests of the Company or its subsidiaries (including but not limited to (A) the Board of Semiconductor Equipment and Materials International, the industry organization on which the Executive currently serves (“SEMI”), and (B) the Boards of other for profit or non-profit organizations, including other public companies); (ii) fulfilling speaking engagements (iii) engaging in charitable and community activities; (iv) participating in industry and trade organization activities; and (v) managing her personal investments; provided, that such activities do not materially interfere with the regular performance of her duties and responsibilities under this Agreement.

3.            Base Salary. For services performed by the Executive for the Company pursuant to this Agreement during the Term of employment as provided in Paragraph 1.2, the Company shall pay the Executive a base salary at the rate of at least $669,000 per year, payable in accordance with the Company’s regular payroll practices (but no less frequently than monthly). Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Company or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement.

4.            Intentionally Omitted.

5.            Other Benefits. In addition to the base salary to be paid to the Executive pursuant to Paragraph 3 hereof, the Executive shall also be entitled to the following:

5.1.          Participation in Plans. The Executive shall be entitled to a bonus opportunity for both the 2023 and 2024 fiscal years based on the attainment of performance goals and objectives approved by the Board; such target amount shall be 100% of base salary received in the year as Chief Executive Officer and as Executive Chairperson, if target level performance is achieved, and such greater or lesser amount if actual performance exceeds or falls short of target performance goals and objectives as provided under the Company’s bonus arrangements for senior executives. Base compensation received as Senior Advisor shall not be included in determining the bonus opportunity for 2024. Any such bonus shall be vested as and when approved by the Board of Directors and vested bonuses shall be payable by the Company not later than the end of the fiscal year in which such bonus vests. During the Term, the Executive shall also be eligible to participate in the various benefit plans maintained in force by the Company from time to time, including any qualified and nonqualified pension, supplemental pension, disability, medical, dental, group life insurance, supplemental life insurance coverage, business travel insurance, sick leave, and other similar retirement and welfare benefit plans, programs and arrangements, subject to the terms of such plans.

5.2.          Equity Grants. Provided Executive is in compliance with this Agreement:

(a)	Unvested Equity Awards Held on the Effective Date. In accordance with the Company’s Executive Equity Retirement Program, at the 2024 Annual Meeting of Stockholders (but not later than May 30, 2024), the Executive’s unvested equity awards held on the Effective Date and not yet vested in accordance with their terms shall vest, as follows:

i.	all equity awards made during and prior to 2021 and the performance vesting Restricted Stock Unit (“PRSU”) granted in 2022 shall be fully vested; and

ii.	the service based equity award made in 2022 shall be at least 75% vested (and shall be 100% vested on May 16, 2024 unless the Executive’s employment does not continue through that date).

(b)	Performance Restricted Stock Unit in 2023. The Company shall, at a minimum, grant a PRSU award for 2023 to the Executive as and when such grants are provided to other executives, but not later than May 15, 2023, having (i) a value equal to $1,500,000, (ii) the same 2023 performance goals as the 2023 PRSUs granted to the other executive officers of the Company, and (iii ) substantially the same other terms as the 2022 PRSUs, including the potential of earning up to 150% of the target value. The 2023 PRSUs shall vest as to 100% of the earned shares on February 28, 2024, without regard to termination of employment.

(c)	Performance Restricted Stock Unit in 2024. The Company shall, at a minimum, grant a PRSU award for 2024 to the Executive as and when such grants are provided to other executives, but not later than May 15, 2024, having (i) a value equal to $625,000, (ii) the same 2024 performance goals as the PRSUs granted to the other executive officers of the Company, and (iii) substantially the same other terms as the 2022 PRSUs, including the potential of earning up to 150% of the target value. The 2024 PRSUs shall vest as to 100% of the earned shares on February 28, 2025, without regard to termination of employment.

5.3.            Fringe Benefits. In addition to the foregoing, the Executive shall be entitled to an office, fringe benefits and other similar benefits no less favorable than those available to other senior executives of the Company. This includes use of Axcelis IT equipment, email, and intranet access. On or before the 2023 Annual Meeting of Stockholders, Executive shall vacate her current office and will be provided access to an adjacent executive office. During her service as Executive Chairman, Executive shall continue to be listed on the Axcelis website as a member of the Executive Management team, as well as a member of the Board of Directors.

5.4.            Expense Reimbursement. The Company shall reimburse the Executive, upon a proper accounting, for reasonable business expenses and disbursements incurred by her in the course of the performance of her duties under this Agreement. It is agreed that during Executive’s service as Executive Chairperson and Senior Advisor, the Company will reimburse Executive’s travel expenses from wherever Executive is residing at the time of any agreed travel to the Company’s facilities or elsewhere on behalf of the Company (including but not limited to meetings of the Company’s Board of Directors and SEMI Board meetings).

5.5.            Vacation. The Executive shall be entitled to vacation and paid time off during the initial and each successive year during the Term of this Agreement in accordance with the Company’s policies applicable to senior executives, or such greater period as the Board shall approve, without reduction in salary or other benefits.

6.            Covenants of the Employee. In order to induce the Company to enter into this Agreement, the Executive hereby agrees as follows:

6.1.            Confidentiality. Except as may be required by law and for acts in the ordinary course of the Executive’s performance of her duties for the Company and believed by the Executive in good faith to be in the best interests of the Company, the Executive shall keep confidential and shall not divulge to any other person or entity, during the Term or thereafter, any of the business secrets or other confidential information regarding the Company, or any of its subsidiaries or affiliates, which has not otherwise become public knowledge.

6.2.            Records. All papers, books and records of every kind and description relating to the business and affairs of the Company, or any of its subsidiaries or affiliates, whether or not prepared by the Executive shall be the sole and exclusive property of the Company, and the Executive shall surrender them to the Company at any time upon request by the Company.

6.3.            Change of Control Agreement. The Executive acknowledges that she is bound by, and benefits from, the Change of Control Severance Agreement between the Executive and the Company dated as of March 1, 2017, effective as of November 6, 2019 (such agreement and any similar successor agreement, referred to herein as the “Change of Control Agreement”). The Company agrees that to the extent Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason before or on July 31, 2025 at a time when there is either a Potential Change of Control or at a time within 24 months following a Change of Control (as such terms are defined in the Change of Control Agreement), the Executive will be entitled to the severance benefits described in the Change of Control Agreement, subject to the terms thereof and of Paragraph 15 hereof; provided, however, that notwithstanding Section 2 of the Change of Control Agreement, the term thereof will extend to the later of July 31, 2025 or the end of a Potential Change in Control Period, and that that the covenant in Section 4 of the Change of Control Agreement will not require the Executive to remain in employment after July 31, 2025.

7.            Termination. Unless earlier terminated in accordance with the following provisions of this Paragraph 7, the Company shall continue to employ the Executive and the Executive shall remain employed by the Company during the entire Term as set forth in Paragraph 1.2. Paragraph 8 hereof sets forth certain obligations of the Company in the event that the Executive’s employment hereunder is terminated prior to July 31, 2025. Certain capitalized terms used in this Paragraph 7 and Paragraph 8 hereof are defined in Paragraph 7.3 below.

7.1.            Death or Disability. Except to the extent otherwise expressly stated herein, including without limitation, as provided in Paragraph 8.1 with respect to certain post-Date of Termination payment obligations of the Company, the Executive’s employment shall terminate immediately on the Date of Termination in the event of the Executive’s death or in the event of Executive’s Disability. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. In the event of Disability, until the Date of Termination, the base salary payable to the Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Company.

7.2.            Notification of Discharge by the Company or Resignation for Good Reason. In accordance with the procedures hereinafter set forth, the Company may discharge the Executive from her employment hereunder with or without Cause and the Executive may resign from her employment hereunder for Good Reason or otherwise. Any discharge of the Executive by the Company or resignation by the Executive for Good Reason shall be communicated by a Notice of Termination to the Executive (in the case of discharge) or to the Company (in the case of the Executive’s resignation) given in accordance with Paragraph 10 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which:

(i)	indicates the specific termination provision in this Agreement relied upon,

(ii)	sets forth in reasonable detail the facts and circumstances providing a basis for termination of the Executive’s employment under the provision so indicated and

(iii)	if the Date of Termination is to be other than the date of receipt of such notice, specifies the termination date (which date shall in all events be within fifteen (15) days after the giving of such notice).

No purported termination of the Executive’s employment for Cause shall be effective without a Notice of Termination to the Executive. The failure by the Executive to set forth in any Notice of Termination to the Company any facts or circumstances which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstances in enforcing the Executive’s rights hereunder.

7.3.                Definitions. For purposes of this Paragraph 7 and Paragraph 8 hereof, the following capitalized terms shall have the meanings set forth below:

7.3.1.            “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) the Executive’s base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid.

7.3.2.            “Cause” shall mean (A) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from disability), after a written demand for substantial performance is delivered to the Executive by the Board of Directors which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (B) the willful engaging by the Executive in illegal conduct or gross misconduct which is injurious to the Company. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of a senior officer of the Company or counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (A) or (B) above of this Paragraph 7.3.2, and specifying the particulars thereof in detail.

7.3.3.            “Date of Termination” shall mean (A) in the event of a discharge of the Executive by the Company for Cause or a resignation by the Executive for Good Reason, the date the Executive (in the case of such discharge) or the Company (in the case of such resignation) receives a Notice of Termination, or any later permitted date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive without Good Reason, the date the Executive (in the case of discharge) or the Company (in the case of resignation) receives notice of such termination of employment, (C) in the event of the Executive’s death, the date of the Executive’s death, and (D) in the event of termination of the Executive’s employment by reason of Disability pursuant to Paragraph 7.1, the date the Executive receives written notice of such termination.

7.3.4.            “Good Reason” shall mean, subject to the notice and cure requirements below, a voluntary termination by the Executive within one year following the initial existence of one or more of the following conditions, without the written consent of the Executive:

(a)	Material diminution of base compensation;

(b)	Material diminution of the Executive’s authority, duties or responsibilities;

(c)	Material change in the geographic location in which the Executive provides services; and

(d)	Any other action or inaction by the Company that constitutes a material breach of the terms of this Agreement.

The Executive must provide notice to the Company of the existence of the Good Reason condition not later than 90 days of its initial existence. The Company shall have a period of 60 days to cure the condition giving rise to such notice. In the event the Company cures or corrects the specific Good Reason condition within the time period specified above, Good Reason termination shall not be deemed to exist with respect to the specific condition set forth in the Notice of Termination.

8.               Obligations of the Company Upon Termination.

8.1.            Discharge for Cause, Resignation Without Good Reason, Death or Disability. During the Term of this Agreement, in the event of a discharge of the Executive for Cause or resignation by the Executive without Good Reason, or in the event this Agreement terminates pursuant to Paragraph 7.1 by reason of the death or Disability of the Executive:

(a)	the Company shall pay all Accrued Obligations to the Executive, or to her beneficiaries, heirs or estate in the event of the Executive’s death, in a lump sum in cash within thirty (30) days after the Date of Termination; and

(b)	the Executive, or her beneficiaries, heirs or estate in the event of the Executive’s death, shall be entitled to receive all benefits accrued by her as of the Date of Termination under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans and arrangements; and

(c)	except as otherwise provided in Paragraph 15 hereof, all other obligations of the Company under this Agreement shall cease forthwith.

8.2.            Discharge Without Cause or Resignation for Good Reason. During the Term of this Agreement, if the Executive is discharged other than for (x) Cause (i.e., without Cause) or (y) Disability, or if the Executive resigns with Good Reason:

(a)	the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

i.	all Accrued Obligations; and

ii.	an amount equal to the aggregate base pay due under this Agreement to the Executive through July 31, 2025; and

iii.	an amount equal to the Executive’s bonus calculated as provided in Paragraph 5.1 for either or both the 2023 and 2024 fiscal years, to the extent not yet been paid at the Date of Termination, provided that the Company’s performance relating to such bonus shall be fixed at not less than 100% of the Executive’s target, if such performance has not yet been determined by the Board of Directors; and

iv.	to the extent that the PRSUs described in Paragraph 5.2 have not been granted as of the Date of Termination, an amount equal to the value of such promised grants as set forth there in, being $1,500,000 in the case of the 2023 PRSU and $625,000 in the case of the 2024 PRSU.

(b)	If Executive elects to continue health coverage under the Company’s health plan in accordance with the continuation requirements of COBRA, the Company will pay for the cost of such coverage until the earlier of (i) the date Executive begins full-time employment or full-time self-employment; or (ii) the end of the eighteenth month after the Date of Termination; and

(c)	the Executive shall be entitled to receive all benefits accrued by her as of the Date of Termination under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans; and

(d)	all equity awards granted awarded to the Executive by the Company on or before the Date of Termination shall become fully vested and nonforfeitable as of the Date of Termination (any unvested PRSU as to which the Board has not yet determined the percentage earned shall be deemed to be earned at not less than 100% of the shares granted) and shall remain in effect (and exercisable in the case of stock options) in accordance with the terms and conditions of their grant; and

(e)	through July 31, 2025, the Company will continue to support the Executive’s service on the Board of SEMI as a representative of the Company, as contemplated by Paragraph 2.4; and

(f)	except as otherwise provided in Paragraph 15 hereof, all other obligations of the Company under this Agreement shall cease forthwith.

8.3.            Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or any other party. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

8.4.            Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s separation from service, and the severance payments and separation benefits payable to Executive, if any, pursuant to this Agreement is considered “nonqualified deferred compensation” as defined pursuant to Section 409A, such payments and benefits shall be made to Executive with the first payroll that is six months and one day following the Executive’s Date of Termination.

8.5.            Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which she is entitled hereunder. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

9.            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

10.            Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

to the Board or the Company, to:

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, Massachusetts 01915

to the Executive, to:

Mary G. Puma

c/o Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, Massachusetts 01915

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

11.            No Assignment. Except as expressly provided in Paragraph 9, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

12.            Execution in Counterparts. This Agreement will be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

13.            Jurisdiction and Governing Law. Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the Commonwealth of Massachusetts, and this Agreement shall be construed and interpreted in accordance with and governed by the local laws of the Commonwealth of Massachusetts, other than the conflict of laws provisions of such laws.

14.            Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

15.            Prior Understandings. This Agreement amends and restates in its entirety the Current Agreement as of the Effective Date and embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof including the Current Agreement, but excluding the Change of Control Severance Agreement dated as of March 1, 2017, and effective as of November 6, 2019, the Indemnification Agreement between the Executive and the Company dated February 28, 2012, and the Executive Equity Retirement Program. In the event of a termination of Executive’s employment during a Potential Change of Control or following a Change of Control (as defined in such Change of Control Agreement), the Executive shall be entitled to receive the greater of the amounts and benefits under this Agreement or the Change of Control Agreement but the Executive shall not receive the aggregate of the amounts and benefits under both such agreements. If she is entitled to receive amounts and benefits under both the Change of Control Agreement and this Agreement, the amount and benefits payable, if any, under the Change of Control Agreement shall be deemed to have been paid first and, if the amounts and benefits due under this Agreement are greater than those actually paid under the Change of Control Agreement, such excess shall be paid under this Agreement. Nothing in this Agreement is intended as and shall not be read as a modification of the Change of Control Agreement (except as set forth in Paragraph 6.3), the Indemnification Agreement or any outstanding equity award agreement (except as set forth in Paragraph 5.2(a)), and such agreements shall be and remain in full force and effect in accordance with their respective terms. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

AXCELIS TECHNOLOGIES, INC.

By:	/s/ Lynnette C. Fallon
Name:	Lynnette C. Fallon
Title:	Executive Vice President HR/Legal and General Counsel

MARY G. PUMA

/s/ Mary G. Puma